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                                                                    EXHIBIT 10.2

July 23, 2002


James F. Dore


                  Re: Consulting and Separation Agreement

Dear Jim:

This consulting and separation agreement (this "Letter Agreement") confirms your retirement and the resulting termination of your status as an officer, director and employee of and with PXRE Group Ltd. (the "Company"), and each of the Company's direct and indirect subsidiaries (including, without limitation, PXRE Reinsurance Company), such retirement and termination to be effective upon September 30, 2002 (the "Retirement Date"). In order to be eligible to receive the benefits set forth in Section 4 of this Letter Agreement, you must execute it no later than August 14, 2002.

For good and valuable consideration, the receipt of which is hereby acknowledged, you and the Company mutually agree as follows:

1. Retirement and Resignation as Employee, Officer and Director. Your execution of this Letter Agreement hereby confirms in writing your desire to retire and terminate your status as an employee, director and officer of the Company and any and all of its subsidiaries, effective as of the Retirement Date.

2. Retirement Benefits. Pursuant to the various benefit plans of the Company and its subsidiaries, as a result of your retirement, this will confirm that you are entitled to the following benefits, subject, in each case, to applicable statutory deductions and withholdings:

         (a) Incentive Plan. Pursuant to, and subject to the terms of, the 1992 Officer Incentive Plan:

                  i) All following Non-Qualified Options and Restricted Shares (as such terms are defined in such plan) will immediately vest upon the Retirement Date:

---------------------- -------------------- ------------------------
  Type of Security      No. of Securities      Date of Grant
---------------------- -------------------- ------------------------
Non-Qualified Options        25,000              2/08/2000
---------------------- -------------------- ------------------------
Non-Qualified Options        26,250              2/12/2001
---------------------- -------------------- ------------------------
Non-Qualified Options        40,000             12/10/2001
---------------------- -------------------- ------------------------
Non-Qualified Options        35,000              2/12/2002
---------------------- -------------------- ------------------------
  Restricted Shares           2,500              2/08/2000
---------------------- -------------------- ------------------------
  Restricted Shares           7,500              2/12/2001
---------------------- -------------------- ------------------------

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                  ii)      All of the foregoing Non-Qualified Options and any
                           Non-Qualified Options that vested prior to the date of this Letter Agreement may be exercised by you at any time between the Retirement Date and the third anniversary date of the Retirement Date.

         (b) Bonus Plan. Pursuant to, and subject to the terms of, the Restated Employee Annual Incentive Bonus Plan, you will be entitled to receive 9/12ths of the Cash and Restricted Share Bonuses (as defined and calculated under such plan) payable to Executive Vice Presidents under such plan with respect to the 2002 fiscal year, provided that, as a result of your retirement, the Restricted Share Bonus, if any, shall be payable in cash rather than Restricted Shares. In accordance with, and subject to terms of, the Restated Employee Annual Incentive Bonus Plan, any bonuses payable thereunder shall be paid to you no later than February 28, 2003.

         (c) Employee Stock Purchase Plan. In accordance with the terms of the Employee Stock Purchase Plan, your account balance under such plan will be applied to purchase Shares at the Option Price on July 1, 2002, the last Exercise Date (as such terms are defined thereunder). Any remaining balance in your account under such plan will be refunded and all payroll deductions will cease as of July 1, 2002.

         (d) Pension Plan. Given your length of service with the Company, you are not entitled to receive any benefits under the PXRE Reinsurance Company Retirement Plan.

         (e) 401 K Plan. Pursuant to the terms of the PXRE Reinsurance Company 401(k) Plan, you are fully vested in all employer contributions made by the Company to your account maintained thereunder as a result of your length of service. Please consult with Linda Clauser to discuss the various options available to you for maintenance or distribution of your 401(k) account.

         (f) SERP. Pursuant to, and subject to the terms of, the PXRE Reinsurance Company Supplemental Executive Retirement Plan ("SERP"), you are not entitled to any Supplemental Plan Benefits under Part B of the SERP due to insufficient Years of Credited Service. You are, however, entitled to receive an amount equal to the full amount of your Participant's Account under Part C of the SERP, including any Employer Contributions made pursuant to Section 6.2 of the SERP. Pursuant to Section 6.4(a) of the Plan, you have elected to receive such amount in a lump sum payable upon the Retirement Date.

3. Consulting Services. From the Retirement Date until September 30, 2003 (the "Consulting Period"), you agree to make yourself available for consultation with the Company and its subsidiaries to provide, as requested, advice and information with respect to the business of the Company and its subsidiaries, especially with respect to the Company's financial affairs. You shall be entitled to a cash payment in the amount of $15,000 per month, payable monthly during the Consulting Period.

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4.       Additional Payments and Benefits. In addition to the retirement related benefits under Section 2, you shall be entitled to the following payments and benefits, subject, in each case, to applicable statutory deductions and withholdings. Your right to receive and retain these payments and benefits shall be subject to your material compliance with the terms of this Letter Agreement (including, but not limited to, Sections 7 and 8 hereof).

         (a) Upon the Retirement Date, you shall be paid the $90,000 retention bonus that would have been payable to you on January 31, 2003 pursuant to the Retention Bonus Letter Agreement dated as of December 12, 2001 if you had remained in the Company's employ until January 31, 2003.

         (b) If any Cash and Restricted Share Bonuses are payable pursuant to the Restated Employee Annual Incentive Bonus Plan with respect to the 2002 fiscal year, you will be entitled to receive the remaining 3/12ths of the Cash and Restricted Share Bonuses (as defined and calculated under such plan) payable to Executive Vice Presidents under such plan that would not be otherwise be payable to you under such plan due to your retirement, provided that, as a result of your retirement, the Restricted Share Bonus, if any, shall be payable in cash rather than Restricted Shares. Such bonuses, if payable, shall be paid to you no later than February 28, 2003.

         (c) The balance due from you to PXRE Reinsurance Company under the Promissory Note dated September 13, 2001 will be forgiven on the Retirement Date.


5. Cessation of all other Compensation and Benefits. From and after the Retirement Date, and except as otherwise expressly set forth in this Letter Agreement, you will not receive compensation, payments or benefits of any kind from the Company or its subsidiaries, and you expressly acknowledge and agree that, except with respect to the payments and benefits specifically set forth in this Letter Agreement, you are not entitled to any compensation, payment or benefit whatsoever, including, without limitation, any right to payment under Amended and Restated Severance Plan for Certain Executives of PXRE Group Ltd.

6. Payment is in Consideration of Release and Other Continuing Obligations. You understand and agree that the payments provided for in
         Section 4 of this Letter Agreement are being provided to you in consideration for your acceptance and execution of, and in reliance upon your agreements in, this Letter Agreement, including but not limited to the release contained herein.

7. Non-Disparagement. You agree that you will not, directly or indirectly, disparage (whether in writing or orally) the Company or the Releasees (as defined below) in any manner whatsoever at any time.

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8.       Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that you have express authorization from the Company, you hereby agree to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding any pending or threatened litigation, arbitrations or disputes) concerning the Company or its subsidiaries which was acquired by or disclosed to you during the course of your employment with the Company and its subsidiaries, or during the course of your consultation with the Company following your retirement, and to not to disclose same, either directly or indirectly, to any other person, firm or business entity, or use it in any way. To the extent that you obtained information on behalf of the Company or its Subsidiaries that may be subject to attorney-client privilege as to the Company's attorneys, you agree to take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

9.       Release.

                  You hereby agree to accept the compensation, payments and benefits provided for in Section 4 hereof in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company, its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their respective current and former officers, directors, shareholders, representatives, agents and employees, in their official and individual capacities, jointly and individually (the "Releasees") from, any and all agreements, promises, liabilities, claims and demands of any kind whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, which you, your respective heirs, executors, administrators, successors or assigns ever had, now have or in the future may have, including, without limitation, any and all claims arising out of or relating to your employment, your compensation and benefits with the Company and/or the termination thereof, your status as a stockholder of the Company and any and all contract, tort or fraud claims, claims for defamation or other personal injury, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation and claims for costs, expenses and attorneys' fees with respect thereto, arising from the beginning of the world through the effective date of this Letter Agreement, in each case, against the Company or any of the Releasees, other than any claims with respect to the Company's breach of this Letter Agreement. However, it is agreed that you do not waive your rights for coverage or indemnification under any directors & officers policy, or pursuant to the certificate of incorporation or the by-laws of the Company for acts or omissions occurring during your employment. THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C.
         Section 621-634 (the "ADEA").

                  You represent and warrant as of the date hereof (i) that you have not filed any claim or demand for relief against the Company or Releasees, (ii) that there are no outstanding claims, or other claims or demands for relief within the meaning of this Section 9, and (iii) that there has been no assignment of any such claims.

10. Future Cooperation. You agree that upon the Company's reasonable request (whether during or after the Consulting Period), you will use reasonable efforts to assist and cooperate with the Company and the Releasees in connection with the defense or prosecution of any claim that may be made against or by the Company or the Releasees, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or the Releasees, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will not be paid any additional amounts for any assistance that you provide, although you will be entitled to reimbursement for reasonable out-of-pocket expenses.

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11.      Successors and Assigns. This Letter Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, and (ii) with respect to you, your executors, administrators, heirs and legal representatives. In the event of your death, all amounts due hereunder shall be accelerated and immediately payable to your estate.

12. Severability; Headings. In the event that any provision of this Letter Agreement shall be held by a court of proper jurisdiction to be invalid, void or voidable or otherwise unenforceable, the balance of this Letter Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice. The headings of the sections and paragraphs of this Letter Agreement are for convenience of reference only and shall not constitute a part hereof.

13. Miscellaneous: Choice of Law. This Letter Agreement may be executed in several counterparts, each or which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Letter Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein and therein. This Letter Agreement cannot be modified, altered or amended except by a writing signed by all the parties. No waiver by either party of any provision or condition of this Letter Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any provision or condition at the same or any prior or subsequent time. This Letter Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

14. Facsimile Signatures Valid. Execution of this Letter Agreement with signatures transmitted via facsimile shall be considered valid.

                                     * * * *

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If this Letter Agreement conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Letter Agreement where indicated and returning it to the Company. You acknowledge and agree that you have been provided with the opportunity to have a period of at least 21 days in which to review and consider this Letter Agreement, and you have used such review period to the extent desired by you. After your execution of this Letter Agreement, you will then be permitted to revoke this Letter Agreement in writing at any time during the period of seven days following the execution thereof. In the event that you execute this Letter Agreement, this Letter Agreement will not be effective or enforceable, and no payments will be made hereunder, until the seven-day revocation period has expired; upon the expiration of such seven day period after your execution (and assuming no revocation), this Letter Agreement shall become effective. In the event that you fail to execute this letter by November 8, 2002, or if you execute this Letter Agreement and subsequently elect to revoke this Letter Agreement in writing pursuant to the terms hereof within such seven day revocation period, this Letter Agreement will be of no force or effect, and no party to this Letter Agreement will have any rights or obligations hereunder.


Sincerely,



By: /s/ Jeffrey L. Radke
   ----------------------------
      Jeffrey L. Radke
      President & Chief Operating Officer

THIS LETTER AGREEMENT IS A LEGAL DOCUMENT. YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS LETTER AGREEMENT.

BY SIGNING THIS LETTER AGREEMENT YOU ACKNOWLEDGE THAT YOU ARE COMPETENT, THAT YOU HAVE BEEN PROVIDED WITH THE OPPORTUNITY TO HAVE A PERIOD OF AT LEAST 21 DAYS IN WHICH TO REVIEW AND CONSIDER THIS LETTER AGREEMENT WITH AN ATTORNEY OF YOUR CHOICE AND YOU HAVE USED SUCH REVIEW PERIOD TO THE EXTENT YOU DESIRED, THAT YOU HAVE READ AND UNDERSTAND AND VOLUNTARILY ACCEPT THIS LETTER AGREEMENT AS FULLY AND FINALLY RESOLVING, WAIVING AND RELEASING ANY AND ALL CLAIMS WHICH YOU MAY HAVE AGAINST THE COMPANY AND RELEASEES (AS DEFINED HEREIN), INCLUDING ANY AND ALL CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THAT NO PROMISES OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH IN THIS LETTER AGREEMENT, AND THAT YOU HAVE SIGNED THIS LETTER AGREEMENT FREELY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS. THE FOREGOING IS A SUMMARY DESCRIPTION OF THE GENERAL IMPORT OF THIS INSTRUMENT AND DOES NOT ALTER OR AMEND THE DETAILED PROVISIONS CONTAINED IN THE BODY HEREOF.

ACCEPTED AND AGREED:


/s/ James F. Dore                                        Date: July 26, 2002
-----------------------------                                 ------------------


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